Exhibit 99.1

2200 East Pratt Boulevard    •    Elk Grove Village, Illinois 60007-5995    •    U.S.A.

NEWS RELEASE

MATERIAL SCIENCES CORPORATION REPORTS ON SALE OF EMD ASSETS

ELK GROVE VILLAGE, IL, June 21, 2005 – Material Sciences announced today that the company completed a transaction for the sale of substantially all of the assets of its EMD business segment. EMD focused primarily on the design, development and commercialization of field-effect technology for sensors, switches and interface solutions, under an exclusive license agreement for the consumer electronics and transportation markets with TouchSensor Technologies, LLC (TST).

The company believes that there are numerous market opportunities for field-effect technology, but concluded that the business is not a strategic fit with MSC’s primary coated and laminated material-based solutions. Accordingly, the company entered into and simultaneously completed a transaction on June 20, 2005, for the sale of a substantial portion of the assets (including fixed assets, intellectual property and other assets) of EMD to TST in consideration of the release from current and future contractual commitments to TST and the assumption of certain contractual obligations of EMD. EMD will be reported as a discontinued operation with effect from the second quarter of fiscal 2006.

As a result of the transaction, MSC was relieved of the fee obligations under the license agreement in fiscal 2006 of $2.8 million, as well as approximately $.8 million of obligations related to certain cost sharing arrangements between MSC and TST projected for the 18 months ending November 1, 2006. The company expects the transaction will result in a pretax loss of approximately $2.0 million, including severance and other transaction-related costs.

About Material Sciences

Material Sciences Corporation is a leading provider of material-based solutions for electronic, acoustical/thermal and coated metal applications. MSC uses its expertise in materials, which it leverages through relationships and a network of partners, to solve customer-specific problems, overcoming technical barriers and enhancing performance. MSC differentiates itself on the basis of its strong customer orientation, knowledge of materials combined with a deep understanding of its markets, and the offer of specific value propositions that define how it will create and share economic value with its customers. The company’s stock is traded on the New York Stock Exchange under the symbol MSC.

Telephone: 847-439-2210	Facsimile: 847-439-0737

Press Release

June 21, 2005

Note on Forward-looking Statements

This news release contains forward-looking statements that are based on current expectations, forecasts and assumptions. In particular, MSC cautions the reader that the pretax loss is only an estimate, and that new or additional information could cause the actual pretax loss and other forward-looking statements to differ materially. MSC undertakes no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise.

Additional information about Material Sciences is available at www.matsci.com